As filed with the Securities and Exchange Commission on June 28, 2024
Registration No. 333-260558

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-260558
UNDER
THE SECURITIES ACT OF 1933

HireRight Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	82-1092072
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Centerview Drive
Suite 300
Nashville, Tennessee 37214
(Address, including zip code, of registrant’s principal executive offices)

HireRight Holdings Corporation 2021 Omnibus Incentive Plan
HireRight Holdings Corporation Employee Stock Purchase Plan
HireRight GIS Group Holdings LLC Equity Incentive Plan
(Full title of the plan)

Brian Copple
General Counsel and Secretary
100 Centerview Drive
Suite 300
Nashville, Tennessee 37214
(Name and address of agent for service)

(615) 320-9800
(Telephone number, including area code, of agent for service)

COPIES TO:

Matthew W. Abbott
John C. Kennedy
Cullen L. Sinclair
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by HireRight Holdings Corporation ( “HireRight”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-260558, filed with the SEC on October 28, 2021, relating to the registration of (i) 7,939,051 shares of its common stock, par value $0.001 per share (the “Shares”), which is referred to as the Common Stock, issuable pursuant to awards under HireRight’s 2021 Omnibus Incentive Plan, (ii) 1,587,810 Shares issuable under HireRight’s Employee Stock Purchase Plan and (iii) 3,852,316 Shares reserved for issuance upon exercise of options outstanding under HireRight’s HireRight GIS Group Holdings LLC Equity Incentive Plan.

On June 28, 2024, Hearts Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Hearts Parent, LLC, a Delaware limited liability company (“Parent”), completed its merger (the “Merger”) with and into HireRight pursuant to the terms of the Agreement and Plan of Merger, dated February 15, 2024 (the “Merger Agreement”), by and among Parent, Merger Sub and HireRight. HireRight was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the Merger, HireRight has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by HireRight in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, HireRight hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee, on June 28, 2024.

HIRERIGHT HOLDINGS CORPORATION
By:	/s/ Brian Copple
	Name:	Brian Copple
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.